eHealth, Inc. 2014 Equity Incentive Plan
Notice of Stock Option Grant

You have been granted the following option to purchase shares of the Common Stock of eHealth, Inc. (the "***Company***"):

Name of Optionee:	Scott N. Flanders
Total Number of Shares:	150,000 Shares
Type of Option:	Nonstatutory Stock Option
Exercise Price per Share:	$13.58
Date of Grant:	June 3, 2016
Vesting Schedule:	This option will vest to the extent that the Performance Goals (as defined below) are achieved and you remain in continuous Service through the applicable vesting date(s).
Expiration Date:	June 3, 2023. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

<u>Performance-Based Vesting Metrics and Determination of the Number of Shares Eligible for Time-Based Vesting</u>

Performance-Based Vesting Requirements

Shares covered by this option award will become eligible to vest based upon achievement of and in accordance with the following performance criteria (the "***Performance Goals***"):

1. Twenty five percent (25%) of the Shares subject to this option award will become eligible to vest if, during the four (4) year period following the Date of Grant (the "***Performance Period***"), the average of the closing price per Share, as quoted on NASDAQ, over a consecutive, thirty (30) trading day period (the "***Average Closing Price***") first equals or exceeds $20.00 per Share but is less than $24.00 per Share (the "***First Goal***").

2. Twenty five percent (25%) of the Shares subject to this option award will become eligible to vest if, during the Performance Period, the Average Closing Price first equals or exceeds $24.00 per Share but is less than $28.00 per Share (the "***Second Goal***").

3. Twenty five percent (25%) of the Shares subject to this option award will become eligible to vest if during the Performance Period, the Average Closing Price first equals or exceeds $28.00 per Share but is less than $36.00 per Share (the "***Third Goal***").

4. Twenty five percent (25%) of the Shares subject to this option award will become eligible to vest if during the Performance Period, the Average Closing Price first equals or exceeds $36.00 per Share (the "***Fourth Goal***").

For the avoidance of doubt, if any of the Second Goal, Third Goal, or Fourth Goal is achieved prior to the achievement of any of the Performance Goals with a lower Average Closing Price, then any such Performance Goals with the lower Average Closing Price also concurrently will be deemed to have

been met. For example, if the Second Goal is achieved and, prior to the date of such achievement, the First Goal had not yet been achieved, then 50% of the Shares subject to this option award will become eligible to vest to reflect the achievement of both the First Goal and Second Goal.

Service-Based Vesting Requirements

In addition to the performance-based vesting requirements set forth above, the Shares covered by this option award also are subject to the following service-based vesting requirements. The number of Shares subject to this option award that become eligible to vest based on achievement of the above Performance Goals, as determined by the Administrator in its sole discretion, will be referred to as "***Eligible Shares***." Any Eligible Shares will be scheduled to vest on the one (1) year anniversary of the date the applicable Performance Goal is achieved, provided you remain in continuous Service through the applicable vesting date.

Example: Assume no Shares previously have become eligible to vest and during the consecutive, thirty (30) trading day period beginning April 3, 2017, the Average Closing Price was $22 per share. The Administrator determines that 25% of the Shares subject to this option award become Eligible Shares for satisfying the First Goal as of May 12, 2017. Assuming you remain in continuous Service through May 12, 2018, the Eligible Shares will vest on that date.

Vesting in Connection with Certain Events

If, during the Performance Period, a Change in Control occurs, then the Performance Period will be shortened such that the Performance Period will end as of the Change in Control and, to the extent that any of the Performance Goals are achieved based on the value of the per-Share consideration received by the Company's stockholders in connection with the Change in Control (the "***Per-Share Consideration***") (and, for the avoidance of doubt, in lieu of and without regard to any thirty (30) trading day closing price average otherwise required with respect to determining the achievement of Performance Goals not in connection with a Change in Control), such Performance Goal will be deemed achieved under this option award, as determined by the Administrator in its sole discretion, and the applicable Shares subject to this option award as a result of such Performance Goal achievement will become Eligible Shares. For the avoidance of doubt, if any of the Second Goal, Third Goal, or Fourth Goal is achieved both (x) in connection with the Change in Control as specified in this paragraph and (y) prior to the achievement of any Performance Goal(s) with a lower Average Closing Price, then any such Performance Goal(s) with the lower Average Closing Price also concurrently will be deemed to have been met in connection with the Change in Control. Any Shares subject to this option award that have not become Eligible Shares prior to or upon the Change in Control will be forfeited automatically. Any Eligible Shares resulting from the Change in Control transaction will be scheduled to vest on the one (1) year anniversary of the Change in Control, provided you remain in continuous Service through that vesting date.

This option award may be subject to earlier vesting pursuant to the terms of Sections 6(a)(iii) and 6(b) of the Employment Agreement dated May 31, 2016, as entered into by and between you and the Company, which agreement is incorporated by reference herein.

You and the Company agree that this option is granted under, and governed by the terms and conditions of, the 2014 Equity Incentive Plan (the "***Plan***") and the Stock Option Agreement, both of which are attached to this document, and any other agreements referenced herein, all of which are made a part of this document. Capitalized terms used herein that are not defined herein will have the same meaning as set forth in the Plan.

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

OPTIONEE:	**EHEALTH, INC.**
[signature]	By: [signature] Michael D. Goldberg (Aug 1, 2016)
Scott N. Flanders	Title:

EHEALTH, INC. 2014 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant.
Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. Except as otherwise specified in any duly authorized written agreement between you and the Company, this option will in no event become exercisable for additional shares after your Service has terminated for any reason.
Term	This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)
Regular Termination	If your Service terminates for any reason except death or "Total and Permanent Disability" (as defined in the Plan), then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.
Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.
Disability	If your Service terminates because of your Total and Permanent Disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.
Leaves of Absence and Part-Time Work	For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another *bona fide* leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work. To the extent this option is an incentive stock option, no such leave may exceed three (3) months (the "Maximum Leave Period"), unless your reemployment upon expiration of such leave is guaranteed by statute or contract. If your reemployment upon expiration of a leave of absence

approved by the Company is not so guaranteed, then three (3) months following the day after the end of the Maximum Leave Period any part of this option intended to be an incentive stock option will cease to be treated as an incentive stock option and will be treated for tax purposes as a nonstatutory stock option.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise

The Company will not permit you to exercise this option if the issuance of shares at that time would violate any applicable law or regulation, as determined by the Company.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.

If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

- Your personal check, a cashier's check or a money order.

- Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. However, the Company's consent is required for this alternative. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.

- Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you.

Withholding Taxes and Stock Withholding You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company's consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option with a Fair Market Value equal to the minimum amount statutorily required to be withheld.

Restrictions on Resale You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Retention Rights Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).
The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Notice of Stock Option Grant, any duly authorized written agreement between you and the Company and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.